Exhibit 99.1

Approval of Announced LAC MEGANTIC SETTLEMENT Will
CONCLUDE AND ELIMINATE LEGAL EXPOSURE TO DAKOTA PLAINS

WAYZATA, Minnesota, (June 8, 2015) — Dakota Plains Holdings, Inc. (“Dakota Plains”), (NYSE MKT: DAKP) today noted the announced settlement agreement by World Fuel Services Corporation (“WFS”), (NYSE: INT) with the Trustee for the U.S. bankruptcy estate of Montreal, Maine & Atlantic Railway Ltd., Montreal, Maine and Atlantic Canada Co. (“MMAC”), and the monitor in MMAC’s Canadian bankruptcy to resolve claims arising out of the July 2013 train derailment in Lac-Mégantic, Quebec. Dakota Plains, through prior joint ventures with WFS, was a party to the claims, but was indemnified by WFS as part of the transactions to dissolve the joint ventures last December.

Following approval of the settlement agreement by the relevant courts and creditors, Dakota Plains will benefit from a global release and from injunctions barring any future legal claims related to the Lac Mégantic incident while incurring no out-of-pocket expenses related to the settlement.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Forward Looking Statements

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.415.8972
www.dakotaplains.com	www.sardverb.com